Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES
THE ALL CASH ACQUISITION OF buybuy BABY

Union, New Jersey, March 22, 2007 — Bed Bath & Beyond Inc. today announced the acquisition of buybuy BABY, a privately held retailer of infant and toddler merchandise, for approximately $67 million (net of cash acquired) and repayment of debt of approximately $19 million. Based in Garden City, New York, buybuy BABY operates a total of 8 stores in New York, New Jersey, Maryland and Virginia. The stores range in size from 28,000 to 60,000 square feet and offer a broad assortment of premier infant and toddler merchandise in categories including furniture, car seats, strollers, feeding, bedding, bath, health and safety essentials, toys, learning and development products, clothing and a unique selection of seasonal and holiday products.

Steven H. Temares, Chief Executive Officer and a Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “We believe the addition of buybuy BABY to our Bed Bath & Beyond, Christmas Tree Shops and Harmon Stores concepts is an excellent strategic fit, which will strengthen our Company and permit us to satisfy our customers in new ways.  In welcoming buybuy BABY’s talented associates and vendors to our Company, we look forward to being able to provide a broad assortment of merchandise for expectant parents and, later, their infants and toddlers.  With just 8 buybuy BABY stores today, and the fact that Bed Bath & Beyond Inc.’s customer base includes many prospective and current parents, as well as their relatives and friends, we believe this category of business has tremendous growth potential.  We are excited about the opportunity this provides to enhance our offerings to our customers in our stores and through our e-service sites.”

buybuy BABY was founded in 1996 by Richard and Jeffrey Feinstein, both of whom were previously employed by Bed Bath & Beyond Inc. and are the sons of Leonard Feinstein, one of Bed Bath & Beyond Inc.’s Co-Chairmen.  They will remain with buybuy BABY and continue to run its operations.  The acquisition was approved by a special committee of independent members of the Board of Directors of Bed Bath & Beyond Inc. The special committee retained Merrill Lynch & Co. to serve as its independent financial advisor and render a fairness opinion in connection with the transaction, as well as Chadbourne & Parke LLP to serve as independent legal counsel to oversee the acquisition negotiations.  The aforementioned repayment of approximately $19 million of debt results in the retirement of all indebtedness of buybuy BABY, which debt was held by Richard and Jeffrey Feinstein (approximately $16 million) and Leonard Feinstein (approximately $3 million).  Bed Bath & Beyond Inc.’s Co-Chairmen, Leonard Feinstein and Warren Eisenberg, recused themselves from deliberations relating to the transaction.

The acquisition of buybuy BABY will have no effect on Bed Bath & Beyond Inc.’s fiscal 2006 results since the transaction occurred during fiscal 2007.  The Company believes the benefit of this acquisition will not have a material effect on the overall results or financial condition of Bed Bath & Beyond Inc. for fiscal 2007.

The Company will be hosting a conference call on Wednesday, April 11, 2007 at 5:00 pm (EDT), after the Company releases its financial results for the fiscal fourth quarter of 2006 and the fiscal year ended March 3, 2007 (a 53-week year).  The call may be accessed by dialing 1-800-281-7973.  The rebroadcast of the conference call may be accessed by dialing 1-888-203-1112 with a passcode id of 6428163 beginning 6:30 pm (EDT) on Wednesday, April 11, 2007 through 6:30 pm (EDT) on Friday, April 13, 2007.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macro- economic factors that may impact the level of spending for the types of merchandise sold by the  Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Ext: 4550
Kenneth C. Frankel	Ext: 4554
Paula J. Marbach	Ext: 4552